                                      Filed Pursuant to Rule 424(b)(3)
                                      Registration Nos. 333-72948 & 333-72948-01

Prospectus Supplement No. 22 dated July 29, 2003
to Prospectus dated February 13, 2002


                                 $1,800,000,000

                                     [LOGO]

                           NORTEL NETWORKS CORPORATION

                     4.25% CONVERTIBLE SENIOR NOTES DUE 2008

                     fully and unconditionally guaranteed by

                             NORTEL NETWORKS LIMITED

                                       AND

                           NORTEL NETWORKS CORPORATION

                           COMMON SHARES ISSUABLE UPON

                             CONVERSION OF THE NOTES

                                  -------------

         This prospectus supplement relates to the accompanying prospectus dated February 13, 2002 relating to the offer and sale from time to time of up to $1,800,000,000 principal amount of 4.25% Convertible Senior Notes Due 2008 of Nortel Networks Corporation (and related guarantee of Nortel Networks Limited) and the common shares of Nortel Networks Corporation issuable upon conversion of the notes. The "Selling Securityholders" section of the accompanying prospectus is hereby supplemented to include the information provided below in the table appearing in the "Selling Securityholders" section of this prospectus supplement with respect to entities not previously listed in the accompanying prospectus, or any other amendments or supplements thereto and, as indicated, to supercede the information previously included in the table appearing in the "Selling Securityholders" section of the accompanying prospectus, or any other amendments or supplements thereto.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated February 13, 2002 and all other amendments or supplements thereto. The terms of the notes are set forth in the accompanying prospectus dated February 13, 2002.

         Selling securityholders listed in the "Selling Securityholders" section of this prospectus supplement and any other amendments or supplements thereto may offer and sell the notes and the common shares issuable upon conversion of the notes pursuant to this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto. Our registration of the notes (and the related guarantee) and the common shares issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares.
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                             SELLING SECURITYHOLDERS

         The information provided in the table below with respect to each selling securityholder has been obtained from such selling securityholder, except the information contained under the column heading "Number of Common Shares That May Be Sold", which was calculated assuming conversion of the full amount of the notes held by the securityholder at the initial rate of 100 common shares per each $1,000 principal amount of notes.

         To our knowledge, none of the selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or Nortel Networks Limited.

         Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or the common shares beneficially owned by them that have been registered by us, the selling securityholders will not own any notes or common shares, other than the common shares appearing under the column entitled "Number of Common Shares Owned Before Offering". We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or common shares. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or the common shares issuable upon conversion of the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information set forth below:

                                                                                  Number of
                                                Principal      Principal Amount      Common         Number of
                                             Amount of Notes     of Notes That    Shares Owned    Common Shares
                                               Owned Before          May Be          Before        That May Be
               Name                              Offering             Sold          Offering           Sold
               ----                             ----------         ----------     ------------      ---------
Bank Austria Cayman Islands,
  LTD (1) ............................          $4,025,000         $4,025,000          0             402,500

BSI SA, Lugano (1) ...................             $35,000            $35,000          0               3,500

BTES - Convertible ARB (1) ...........            $500,000           $500,000          0              50,000

BTOP Growth Vs Value .................          $2,000,000         $2,000,000          0             200,000

CFFX, LLC (1)(2) .....................          $1,250,000         $1,250,000          0             125,000

CRT Capital Group LLC (1)(3) .........            $500,000           $500,000          0              50,000

PICTET & Cie .........................            $100,000           $100,000          0              10,000

Ramius Master Fund, LTD (4) ..........          $1,375,000         $1,375,000          0             137,500

RCG Halifax Master Fund, LTD (1) .....            $575,000           $575,000          0              57,500

RCG Latitude Master Fund, LTD (1) ....          $2,000,000         $2,000,000          0             200,000

-------------------

(1) The information relating to this selling securityholder supercedes the information which was previously included in the accompanying prospectus or any other amendments or supplements thereto.


(2) This selling securityholder has identified itself as an affiliate of a registered broker-dealer. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding this selling securityholder.

(3) This selling securityholder has identified itself as a registered broker-dealer and, accordingly, underwriter. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding this selling securityholder.


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
(4) The information relating to this selling securityholder supercedes the information relating to its successor entity, RCG Multi Strategy, LP, which was previously included in the accompanying prospectus or any other amendments or supplements thereto.


         We refer you to the "Selling Securityholders" section of the accompanying prospectus for additional information.

         We have been advised by each of the following selling securityholders that such selling securityholder no longer holds any of the notes or common shares issuable upon conversion of the notes and that the information which was previously included in the accompanying prospectus or any of the amendments or supplements thereto under the caption "Selling Securityholders" is no longer relevant.



Convertible Securities Fund                 Nations Convertible Securities Fund

Equity & Convertible Securities Fund        Nations Equity Income Fund

Equity Income Fund


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